EXHIBIT 1.1



                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                           UNITED VENTURES GROUP, INC.

                            Under Section 242 of the
                General Corporation Law of the States of Delaware

         UNITED VENTURES GROUP, INC.(the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said Corporation, by meeting of the Board,
adopted  the  following   resolutions  proposing  and  declaring  advisable  the
following amendment to the Certificate of Incorporation of said Corporation:

         RESOLVED, that Article FOURTH of the Certificate of Incorporation be amended and, as amended, read as follows:

                FOURTH: The total number of shares of all classes of stock which the Corporation shall be authorized to issue is 40,000,000 of which 35,000,000 shall be designated as Common Stock with a par value of $.001 per share, and 5,000,000 shall be designated as Preferred Stock with a par value of $.001 per share.

                The Board of Directors may divide the  Preferred  Stock into any number of series, fix the designation and number of shares of each such series, and determine or change the designation, relative rights, preferences, and limitations of any series of Preferred Stock. The
         Board of Directors (within the limits and restrictions of any resolutions adopted by it originally fixing the number of shares of any series of Preferred Stock) may increase or decrease the number of shares initially fixed for any series, but no such decrease shall reduce the number below the number of shares then outstanding and shares duly reserved for issuance.

SECOND: That the aforesaid amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware, and prompt notice of the taking of this corporate action is being given to all stockholders who did not consent in writing, in accordance with Section 228 of the General Corporation Law of the State of Delaware.


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THIRD:  That the aforesaid  amendment  was duly adopted in  accordance  with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President and Secretary, this 30 th day of December, 1998.

                                                     UNITED VENTURES GROUP, INC.


                                                   By:/s/ Isaac Nussen_______
                                                      Isaac Nussen, President

ATTEST:

By: /s/_George Weisz_____
        George Weisz